Exhibit 99.1

CONNETICS TO RESUME EXTINA DEVELOPMENT
WITH NEW PHASE III TRIAL

PALO ALTO, Calif. (June 8, 2005) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company focused on dermatology, announced today that after additional discussions with the FDA it will resume development of Extina®, an investigational new drug formulation of 2% ketoconazole for the treatment of seborrheic dermatitis. The Company received a non-approvable letter for Extina in November 2004 due to insufficient clinical data. As a result of meetings between Connetics and FDA officials regarding requirements for the Extina NDA, Connetics will recommence development by initiating a final Phase III trial intended to demonstrate that Extina is superior to placebo foam.

The Phase III trial is expected to commence in the third quarter of 2005 which should position Connetics to resubmit the NDA for Extina to the FDA by the end of 2006 with an anticipated review time of up to six months. Incremental development expenses associated with Extina for the second half of 2005 are estimated to be approximately $1.0 million.

“Over the past several months we have worked with the FDA to get clarity on the requirements for FDA approval of Extina,” said Thomas G. Wiggans, chief executive officer of Connetics. “Returning Extina to our pipeline is an important decision that leverages our formulation and development achievements with the drug candidate and positions Connetics to potentially launch the product in 2007. We believe that the design of the proposed study will provide the data necessary to address the FDA’s desire to see statistical superiority to placebo foam. We continue to view Extina as an important product that addresses a significant need within the topical anti-fungal market.”

Acting on the Company’s original NDA submission in November 2004, and consistent with prior disclosure by the Company, the FDA concluded that Extina did not show superiority to placebo foam. Previously announced results from Connetics’ Phase III clinical trial with Extina demonstrated non-inferiority to Nizoral® (ketoconazole) 2% Cream as measured by the endpoint of the Investigator’s Static Global Assessment.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina®, a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

-more-

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the impact of our plans for Extina, including plans for the Phase III trial and resubmission of the NDA based on anticipated results, and about the projected launch date and value of Extina, are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ending December 31, 2004 and form 10-Q for the quarter ended March 31, 2005. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:

Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)

# # #